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                                                                      EXHIBIT 14

                                 CODE OF ETHICS
                                     FOR THE
                CHIEF EXECUTIVE OFFICER, CHIEF FINANCIAL OFFICER
                      AND OTHER SENIOR FINANCIAL PERSONNEL

         This Code of Ethics is designed to promote honest and ethical conduct, full, fair, accurate, timely and understandable disclosure of financial information in the periodic reports of Ameritrade Holding Corporation (the "Company"), and compliance with applicable laws, rules, and regulations.

APPLICABILITY

         This Code of Ethics applies to the Company's Chief Executive Officer ("CEO"), the Chief Financial Officer ("CFO") and Other Senior Financial Personnel. As used in this Code, the term Other Senior Financial Personnel means the Company's Managing Director of Finance, the Company's Controller, and such other finance, accounting, tax or internal audit personnel as the CEO or the CFO may from time to time designate. The CEO, CFO and Other Senior Financial Personnel are collectively referred to in this Code as the "Covered Persons."

HONEST AND ETHICAL CONDUCT

         In performing his or her duties, each of the Covered Persons shall act in accordance with high standards of honest and ethical conduct including taking appropriate actions to permit and facilitate the ethical handling and resolution of actual or apparent conflicts of interest between personal and professional relationships.

         In addition, each of the Covered Persons shall promote high standards of honest and ethical conduct among employees who have responsibilities in the areas of accounting, audit, tax and financial reporting and other employees throughout the Company.

FULL, FAIR AND ACCURATE SEC DISCLOSURE

         In performing his or her duties, each of the Covered Persons shall endeavor to promote, and shall take appropriate action within his or her areas of responsibility to cause the Company to provide, full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with or submits to the Securities and Exchange Commission and in other public communications.

         In performing his or her duties, each of the Covered Persons shall, within his or her areas of responsibility, engage in, and seek to promote, full, fair and accurate disclosure of financial and other information to, and open and honest discussions with, the Company's outside auditors.


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COMPLIANCE WITH LAWS

         In performing his or her duties, each of the Covered Persons shall endeavor to comply, and take appropriate action within his or her areas of responsibility to cause the Company to comply, with applicable governmental laws, rules, and regulations and applicable rules and regulations of self-regulatory organizations.

         Each of the Covered Persons shall promptly provide the General Counsel or the Company's Audit Committee with information concerning conduct such Covered Person reasonably believes to constitute a material violation by the Company or its directors or officers, of the securities laws, rules or regulations or other laws, rules or regulations applicable to the Company.

REPORTING VIOLATIONS OF THE CODE

         Each of the Covered Persons shall promptly report any violation of this Code to the Company's General Counsel or to the Company's Audit Committee.

ANONYMOUS REPORTING OF VIOLATIONS

         Any violation of this Code of Ethics and any violation by the Company or its directors or officers, of the securities laws, rules or regulations or other laws, rules or regulations applicable to the Company may be reported anonymously via the Company's hotline provider, The Network, by calling 1-877-888-0002.

WAIVER AND AMENDMENT OF THE CODE

         The Company's Audit Committee, as well as the Company's Board of Directors, shall have the authority to approve a waiver from any provision of this Code of Ethics. The Company will publicly disclose information concerning any waiver or an implicit waiver of this Code as required by applicable law. A waiver means the approval of a material departure from a provision of this Code. The Company will publicly disclose any substantive amendment of this Code as required by applicable law.

COMPLIANCE AND ACCOUNTABILITY

         The Audit Committee will assess compliance with this Code, report violations of this Code to the Board of Directors, and, based upon the relevant facts and circumstances, recommend to the Board appropriate action. A violation of this Code may result in disciplinary action including termination of employment.